Exhibit 10.9

EXECUTION COPY

MIRA III ACQUISITION CORP.

c/o Windsor Capital Advisors Inc.

Suite 300, 5 Hazelton Avenue

Toronto, Ontario M5R 2E1

CONFIDENTIAL

January 15, 2014

Wind Power Holdings, Inc.

29 Pitman Road

Barre, VT 05641

USA

Attention:	Troy Patton
President and Chief Executive Officer

Dear Sirs/Mesdames:

Re:	Business Combination of Mira III Acquisition Corp. (“Mira”)
and Wind Power Holdings, Inc. (“Wind Power”)

This letter of intent (“Letter of Intent”) sets out certain non-binding understandings and certain binding agreements between Mira and Wind Power with respect to the basic terms and conditions of the proposed business combination of Mira and Wind Power. Mira is a “capital pool company” and it is intended that the proposed Transaction (as defined below) will constitute the “Qualifying Transaction” of Mira, as such terms are defined in Policy 2.4 – Capital Pool Companies of the TSX Venture Exchange (the “TSX-V”) Corporate Finance Manual.

The acceptance of this Letter of Intent will be followed by good faith negotiations of definitive documentation (the “Transaction Documents”), including a definitive agreement (the “Definitive Agreement”) among the parties hereto, setting forth the detailed terms of the Qualifying Transaction (including the basic understandings set out in this Letter of Intent and such other terms and conditions as are customary for transactions of the nature and magnitude contemplated herein). All documentation shall be in form and content satisfactory to each of Mira and Wind Power and their respective boards of directors and counsel.

Terms of Transaction, Corollary Matters

1.

It is intended that Mira and Wind Power would complete a business combination by way of a share exchange, merger, amalgamation, arrangement, share purchase, or other similar form of transaction (the “Transaction”) which would result in Wind Power, or such other entity that may be created for the purposes of completing the Transaction, becoming a wholly-owned subsidiary of Mira or otherwise combining its corporate existence with a wholly-owned subsidiary of Mira. For the purposes of the Letter of

Intent, we have assumed a “three-cornered” amalgamation. The parties agree, however, that the final structure of the business combination is subject to receipt of tax, corporate, and securities law advice for both Mira and Wind Power, and their shareholders, and that the business combination is intended to be completed in the most tax-efficient manner for all parties.

2.	It is understood that the authorized share capital of Mira consists of an unlimited number of common shares (“Mira Common Shares”), of which 12,500,000 Mira Common Shares are issued and outstanding. An aggregate of 1,250,000 Mira Common Shares are reserved for issuance under management stock options and an aggregate of 250,000 Mira Common Shares are reserved for issuance under agent stock options (issued in connection with Mira’s initial public offering) (collectively, the “Mira Convertible Securities”). Except as specified herein, no other securities of Mira are outstanding.

3.	It is understood that the authorized share capital of Wind Power consists of 44,000,000 common shares (“Wind Power Common Shares”), of which 19,999,975 Wind Power Common Shares are issued and outstanding, and 6,000,000 preferred shares, of which none are outstanding. In addition, options to acquire a total of 2,574,329 Wind Power Common Shares are outstanding (collectively, the “Wind Power Convertible Securities”). In addition, convertible senior secured notes (the “Notes”) with a face amount of USD$11,775,516.34 are outstanding. Immediately prior to the closing of the proposed Transaction, each of the Notes will be automatically converted into Wind Power Common Shares at the same conversion price per share as the final pricing of the Wind Power Common Shares on the closing of the Private Placement. Except as specified herein, no other securities of Wind Power are outstanding.

4.	In conjunction with, and prior to the closing of the Transaction, it is intended that Wind Power will complete a brokered private placement of subscription receipts (the “Private Placement”) for gross proceeds of a minimum of USD$15 million. It is contemplated that the securities issued or sold pursuant to the Private Placement will be ultimately convertible or exchangeable into freely-tradable common shares (the “Resulting Issuer Shares”) of Mira or other surviving entity upon completion of the Transaction (the “Resulting Issuer”). An engagement letter with respect to the Private Placement was entered into between Wind Power and Beacon Securities Limited on December 7, 2013, a copy of which has been provided to Mira.

5.

For the purposes of the Transaction, the deemed value of each common share of Mira shall be $0.115 per share based on Mira’s capitalization as described in Section 2 and prior to the Consolidation (as defined below). The deemed value of Wind Power and the ratio of the Consolidation by Mira of its Common Shares will be based on the final pricing of the Wind Power Common Shares on closing of the Private Placement. It is intended that Mira Common Shares (or Resulting Issuer Common Shares) will be issued to holders of shares of Wind Power on the basis of one (1) common share of Mira (or Resulting Issuer Common Share) for every one (1) share of Wind Power (the “Exchange Ratio”), on a post-Consolidation basis, provided that the Exchange Ratio may change in order to give effect to the deemed value of $0.115 per common share of Mira prior to the Consolidation. Subject to regulatory approval, it is intended that the outstanding Wind

Power Convertible Securities will be exchanged for comparable securities of the Resulting Issuer, on substantially the same terms and conditions and having the same economic terms (as adjusted and having regard to the applicable Exchange Ratio).

6.	The parties hereto also anticipate that in conjunction with and upon consummation of the Transaction, the board of directors of the Resulting Issuer shall consist of no fewer than three (3) and no more than nine (9) directors, all of whom will be nominated by Wind Power (the “New Slate”). The New Slate of directors shall be put forth and nominated at the Mira Shareholder Meeting (as defined below). In addition, the officers of Mira shall resign at or prior to the closing of the Transaction without payment by or any liability to Wind Power or Mira.

7.	Other than those subsidiaries listed in Schedule A (the “Subsidiaries”), Wind Power has no direct or indirect interest in any subsidiaries or in any other entity.

8.	The parties acknowledge it is their intention, but not a condition of the closing of the Transaction, that the Resulting Issuer Shares will be listed on Toronto Stock Exchange (“TSX”), subject to satisfying the TSX’s minimum listing conditions, concurrent with or immediately following the closing of the Transaction.

9.	Wind Power acknowledges that the rules and policies of the TSX and the TSX-V require various items to be submitted and provided in connection with each exchange’s respective review and approval of the Transaction, including audited financial statements prepared in accordance with TSX-V policies.

10.	Each of Mira and Wind Power shall co-operate in good faith to consummate the Transaction, including participating in meetings with the TSX and/or TSX-V, negotiating and drafting the Transaction Documents in a timely fashion, and preparing any other documents or instruments that may reasonably be required to give effect to the Transaction.

Conditions Precedent

11.	The Definitive Agreement will be subject to customary conditions of closing. Without limiting the generality of the foregoing, the conditions will include the following:

(a)	Conditions Precedent for the Benefit of Mira

(i)	receipt of all regulatory or third party approvals, authorizations and consents as are required to be obtained by Mira or Wind Power in connection with the Transaction, including the approval of the TSX-V and any other applicable regulatory authorities;

(ii)

the shareholders of Mira approving at the special meeting of Shareholders to be held on or before March 21, 2014 (the “Mira Shareholder Meeting”) among other matters and subject to the completion of the Transaction: (A) the change of name of Mira to a name provided by Wind Power; (B) the appointment of the New Slate; (C) approval of the auditors for the Resulting Issuer as recommended by Wind Power; (D) approval of a consolidation of Mira Common Shares (the “Consolidation”) on a basis to be determined as soon as possible in accordance with Section 5 but, in any event, prior to the date set for mailing the management information circular in respect of the Mira Shareholder Meeting; (E) approval of a new stock option plan; and (F) such other matters that may be required to be approved in order to give effect to the Transaction;

(iii)	the shareholders of Wind Power approving at a special meeting of shareholders to be held on or before March 21, 2014 (the “Wind Power Shareholder Meeting”): (A) the Transaction and the Definitive Agreement; and (B) such other matters that may be required to be approved in order to give effect to the Transaction, including, if necessary, a consolidation of Wind Power Common Shares;

(iv)	the Private Placement being completed;

(v)	no material adverse change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Wind Power since the date of this Letter of Intent;

(vi)	there being no legal proceeding or regulatory actions or proceedings against any person to enjoin, restrict or prohibit the Transaction or which could reasonably be expected to result in a material adverse effect on Wind Power; and

(vii)	there being no prohibition at law against the completion of the Transaction.

(b)	Conditions Precedent for the Benefit of Wind Power

(i)	receipt of all regulatory and third party approvals, authorizations and consents as are required to be obtained by Mira or Wind Power in connection with the Transaction, including the approval of the TSX-V and any other applicable regulatory authorities;

(ii)	the shareholders of Mira approving at the Mira Shareholder Meeting to held on or before March 21, 2014: (A) the change of name of Mira to a name provided by Wind Power; (B) the appointment of the New Slate; (C) approval the auditors for the Resulting Issuer as recommended by Wind Power; (D) approval of the Consolidation on a basis to be determined as soon as possible but, in any event, prior to the date set for mailing the management information circular in respect of the Mira Shareholder Meeting; (E) approval of a new stock option plan; and (F) such other matters that may be required to be approved in order to give effect to the Transaction;

(iii)	the shareholders of Wind Power approving at the Wind Power Shareholder Meeting to held on or before March 21, 2014: (A) the Transaction and Definitive Agreement; and (B) such other matters that may be required to be approved in order to give effect to the Transaction, including, if necessary, a consolidation of the Wind Power Common Shares;

(iv)	the Private Placement being completed;

(v)	the Resulting Issuer Shares issued as consideration for the Wind Power Common Shares pursuant to the Transaction being freely-tradeable (subject to the usual restrictions under National Instrument 45-102 – Resale of Securities or pursuant to applicable United States securities laws) and being issued as fully paid and non-assessable Resulting Issuer Shares, free and clear of any and all encumbrances, liens, charges and demands of whatsoever nature, except those imposed pursuant to escrow restrictions of the TSX and/or TSX-V;

(vi)	no material adverse change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Mira since the date of this Letter of Intent, other than a reduction of its cash position in order to pay professional fees or other expenses in connection with the Transaction;

(vii)	there being no legal proceeding or regulatory actions or proceedings against any person to enjoin, restrict or prohibit the Transaction or which could reasonably be expected to result in a material adverse effect on Mira; and

(viii)	there being no prohibition at law against the completion of the Transaction.

The conditions precedent for the benefit of Mira may be waived in whole or in part by Mira and the conditions precedent for the benefit of Wind Power may be waived in whole or in part by Wind Power.

Due Diligence

12.	Mira and its representatives shall be entitled to make such due diligence investigations of Wind Power and its business, assets, financial condition, and corporate records as Mira considers advisable, which due diligence process shall be concluded on the later of (a) the closing of the Private Placement, or (b) February 15, 2014 (the “Due Diligence Expiry Time”).

13.	Wind Power and its representatives shall be entitled to make such due diligence investigations of Mira and its business, assets, financial condition, and corporate records as Wind Power considers advisable, which due diligence process shall be concluded on or before the Due Diligence Expiry Time.

14.	Until the earlier of the Termination Date (as defined below) and the Due Diligence Expiry Time, Wind Power will provide Mira and its representatives with reasonable access during normal business hours to Wind Power’s personnel, premises, books and records, corporate records, accounts, contracts and its other properties and assets.

15.	Until the earlier of the Termination Date and the Due Diligence Expiry Time, Mira will provide Wind Power and its representatives with reasonable access during normal business hours to Mira’s personnel, premises, books, and records, corporate records, accounts, contracts and its other properties and assets.

Covenant and Agreements

16.	Wind Power, on its own behalf and on behalf of each of its Subsidiaries, hereby covenants and agrees from the date hereof until the Termination Date:

(a)	not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act (Ontario) (the “Act”), for securities or assets of Wind Power or any of its Subsidiaries, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event Wind Power or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, Wind Power shall forthwith (in any event within one business day following receipt) notify Mira of such offer or inquiry and provide Mira with such details as it may request;

(b)	not to, without Mira’s prior written consent:

(i)	issue any debt, equity or other securities, except in connection with (A) the Private Placement, (B) the issuance of debt in the ordinary course of business, (C) any outstanding Wind Power Convertible Securities, (D) the issuance of options pursuant to Wind Power’s existing stock option plan or any subsidiary thereof or any new stock option plan adopted by Wind Power’s stockholders and the issuance of common shares underlying any such options, or (E) the issuance of securities in connection with a bona fide purchase of assets or shares from, or a strategic partnership with, an arm’s length third party;

(ii)	borrow money or incur any indebtedness for money borrowed, except in the ordinary course of business, including but not limited to borrowings under Wind Power’s credit facility with Comerica Bank and any amendments, modifications or extensions thereof;

(iii)	make loans, advances or other payments to directors, officers, employees or consultants of Wind Power, other than (A) payments made in the ordinary course of business (including payment of salaries or consultant fees at current rates), or (B) routine advances or payments to directors, officers, employees or consultants of Wind Power for expenses incurred on behalf of Wind Power in the ordinary course of business;

(iv)	declare or pay any dividends or distribute any of Wind Power’s properties or assets to shareholders, except in the ordinary course of business;

(v)	alter or amend Wind Power’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as required to give effect to the matters contemplated herein; or

(vi)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Wind Power and/or its affiliates as of the date hereof; and

(c)	to cooperate fully with Mira and will use all reasonable commercial efforts to assist Mira in its efforts to complete the Transaction, unless such cooperation and efforts would subject Wind Power to cost or liability or would be in breach of applicable statutory or regulatory requirements.

17.	Mira hereby covenants and agrees from the date hereof until the Termination Date:

(a)

not to, directly or indirectly, solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction, and without limiting the generality of the foregoing, not to induce or attempt to induce any other person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Act, for securities of Mira, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Transaction, including, without limitation, allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to do so, except as required by statutory obligations. In the event Mira or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Mira shall forthwith (in any event within one business day following receipt) notify Wind Power of such offer or inquiry and provide Wind Power with such details as it may request;

(b)	not to, without Wind Power’s prior written consent:

(i)	issue any debt, equity or other securities, except in connection with any outstanding Mira Convertible Securities, the Private Placement or the Transaction;

(ii)	borrow money or incur any indebtedness for money borrowed;

(iii)	make loans, advances or other payments, other than routine advances or payments to directors or officers of Mira for expenses incurred on behalf of Mira in the ordinary course of business;

(iv)	make any capital expenditures;

(v)	declare or pay any dividends or distribute any of Mira’s properties or assets to shareholders;

(vi)	alter or amend Mira’s articles or by-laws in any manner which may adversely affect the success of the Transaction, except as required to give effect to the matters contemplated herein; or

(vii)	except as otherwise permitted or contemplated herein, enter into any transaction or material contract or engage in any business enterprise or activity different from that carried on by Mira as of the date hereof; and

(c)	to cooperate fully with Wind Power and to use all reasonable commercial efforts to assist Wind Power in its efforts to complete the Transaction, unless such cooperation and efforts would subject Mira to cost or liability or would be in breach of applicable statutory and regulatory requirements.

18.	(a)	Notwithstanding Section 16(a) or any other provision of this Letter of Intent, if at any time following the date of this Letter of Intent Wind Power receives a bona fide offer, whether written or oral (an “Alternative Transaction Offer”) from a third party to acquire all or substantially all of the assets or shares of Wind Power or to enter into an arrangement or agreement which would materially interfere with the Transaction which Wind Power wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party, then Wind Power may: (i) furnish information with respect to Wind Power and its Subsidiaries to the person making such Alternative Transaction Offer and its representatives and allow such person and its representatives access to Wind Power’s facilities and properties and engage in discussions and negotiations with the person making such Alternative

Transaction Offer and its representatives; and (ii) enter into an agreement with respect to an Alternative Transaction Offer; provided that Wind Power has delivered written notice to Mira of the intention of Wind Power to enter into an agreement with respect to such Alternative Transaction Offer and Wind Power terminates this Letter of Intent pursuant to Section 27(b) and has previously paid or, concurrently with such termination pays, a cash payment to Mira in an amount equal to: (A) $100,000 if the termination of this Letter of Intent occurs on or before the entering into of the Definitive Agreement; (B) $200,000 if the termination of this Letter of Intent occurs after the entering into of the Definitive Agreement but prior to filing of the Filing Statement on SEDAR or the mailing of the Information Circular to shareholders of Mira in respect of the Transaction, as applicable; and (C) $300,000 if the termination of this Letter of Intent occurs on or after the filing of the Filing Statement on SEDAR or the mailing of the Information Circular to shareholders of Mira in respect of the Transaction, which payment shall constitute full and final compensation and remedy to Mira for any breach or the non-performance of this Letter of Intent and any and all fees and expenses associated therewith.

(b)	Notwithstanding Section 17(a) or any other provision of this Letter of Intent, if at any time following the date of this Letter of Intent Mira receives a bona fide offer, whether written or oral (an “Alternative Transaction Offer”) from a third party to acquire all or substantially all of the assets or shares of Mira or to enter into an arrangement or agreement which would materially interfere with the Transaction which Mira wishes to pursue at the instruction of its board of directors or a committee thereof, including without in any way limiting the generality of the foregoing, any such arrangement or agreement resulting from an unsolicited offer or proposal from a third party, then Mira may: (i) furnish information with respect to Mira and its Subsidiaries to the person making such Alternative Transaction Offer and its representatives and allow such person and its representatives access to Mira’s facilities and properties and engage in discussions and negotiations with the person making such Alternative Transaction Offer and its representatives; and (ii) enter into an agreement with respect to an Alternative Transaction Offer; provided that Mira has delivered written notice to Wind Power of the intention of Mira to enter into an agreement with respect to such Alternative Transaction Offer and Mira terminates this Letter of Intent pursuant to Section 27(b) and has previously paid or, concurrently with such termination pays, a cash payment to Wind Power in an amount equal to: (A) $100,000 if the termination of this Letter of Intent occurs on or before the entering into of the Definitive Agreement; (B) $200,000 if the termination of this Letter of Intent occurs after the entering into of the Definitive Agreement but prior to filing of the Filing Statement on SEDAR or the mailing of the Information Circular to shareholders of Wind Power in respect of the Transaction, as applicable; and (C) $300,000 if the termination of this Letter of Intent occurs on or after the filing of the Filing Statement on SEDAR or the mailing of the Information Circular to shareholders of Wind Power in respect of the Transaction, which payment shall constitute full and final compensation and remedy to Wind Power for any breach or the non-performance of this Letter of Intent and any and all fees and expenses associated therewith.

Escrow

19.	The parties acknowledge that upon completion of the Transaction, one or more directors, officers, insiders or principal shareholders of Wind Power may be considered a “Principal” (under applicable exchange policies) with respect to the Resulting Issuer and may be subject to escrow provisions imposed under the policies of the TSX or TSX-V, as applicable. The parties further acknowledge that any escrowed securities shall be held in escrow and released, over time, as determined by the TSX or TSX-V, as applicable.

Conduct of Business

20.	From the date of the acceptance of this Letter of Intent until the earlier of completion of the transactions contemplated herein or the Termination Date, Mira and Wind Power will each operate their respective businesses in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice.

Expenses

21.	Each of the parties hereto shall be responsible for its own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Letter of Intent and all legal and accounting fees and disbursements relating to preparing the Transaction Documents or otherwise relating to the transactions contemplated herein; provided, however (and for greater certainty), Wind Power shall be responsible for paying all costs and fees payable to the TSX or TSX-V in connection with their review of the proposed Transaction (including the review of the Personal Information Forms to be submitted by the proposed executive officers and directors of the Resulting Issuer following completion of the Qualifying Transaction) and all listing fees in connection with any securities issued pursuant to the Transaction.

Closing and Good Faith Negotiations

22.	The parties hereto agree to proceed diligently and in good faith to negotiate and settle the terms of the Definitive Agreement for execution on or before February 21, 2014, or such other date as may be mutually agreed to in writing between the parties hereto and to complete all transactions contemplated herein as soon as possible in order to ensure that the closing of the Transaction shall be no later than March 31, 2014. The Definitive Agreement will contain warranties, representations, covenants, agreements, terms, and conditions customarily found in such agreement. Counsel for Wind Power shall be primarily responsible for preparation of the Definitive Agreement and the Filing Statement or Information Circular of Mira, as applicable, in respect of the Transaction (prepared in accordance with TSX-V Form 3D1/3D2 – “Information Required in an Information Circular for a Qualifying Transaction / Information Required in a Filing Statement for a Qualifying Transaction”), subject to review and comment by Mira and its counsel.

Confidentiality

23.	No disclosure or announcement, public or otherwise, in respect of this Letter of Intent or the transactions contemplated herein will be made by any party hereto or its representatives without the prior agreement of the other party as to timing, content and method, hereto, provided that the obligations herein will not prevent any party from making, after consultation with the other party, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSX or TSX-V.

24.	For purposes of this Letter of Intent, “Confidential Information” means any information concerning a party to this Letter of Intent (the “Disclosing Party”) or its business, properties and assets made available to the other party or its representatives (the “Receiving Party”); provided that it does not include information which is: (a) generally available to or known by the public other than as a result of improper disclosure by the Receiving Party or pursuant to a breach of this Section 24 by the Receiving Party; or (b) obtained by the Receiving Party from a source other than the Disclosing Party, provided that (to the reasonably knowledge of the Receiving Party) such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information.

25.	Except as and only to the extent required by applicable law, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating the transactions proposed in this Letter of Intent.

26.	If this Letter of Intent is terminated pursuant to Section 27 below, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

Termination

27.	This Letter of Intent shall terminate with the parties having no obligations to each other, other than in respect of the expense provisions contained in Section 21, the confidentiality provisions contained in Sections 23, 24, 25 or 26 and the requirement to make any cash payment provided for pursuant to Section 18, if applicable, on the day (the “Termination Date”) on which the earliest of the following events occurs:

(a)	written agreement of the parties to terminate the Letter of Intent;

(b)	upon provision of a notice pursuant to and in any of the circumstances provided for in Section 18;

(c)	if the parties have not entered into the Definitive Agreement on or before 5:00 p.m. (Toronto time) on February 21, 2014; or

(d)	any applicable regulatory or governmental authority having notified in writing either Mira or Wind Power of its determination to not permit the Transaction to proceed, in whole or in part, and the parties have used commercially reasonable efforts to appeal or reverse such determination, or modify the Transaction on a basis that is not prejudicial to either party hereto in order to address such determination.

Notices

28.	(a)	Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent prepaid courier service or mail, or (iii) sent by facsimile, e-mail or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed as follows:

(A)	in the case of a notice to Wind Power, addressed to it at:

Wind Power Holdings, Inc.

29 Pitman Road

Barre, VT 05641

USA

Attention:	Troy Patton
Fax No:	(802) 461-2998
E-mail:	tpatton@northernpower.com

with copies to:

Northern Power Systems, Inc.

281 Winter Street, Suite 120

Waltham, MA 02541

USA

Attention:	Elliot J. Mark
Fax No:	(617) 871-1433
E-mail:	emark@northernpower.com

and:

Fasken Martineau DuMoulin LLP

333 Bay Street, Suite 2400

Bay Adelaide Centre, PO Box 20

Toronto, ON M5H 2T6

Canada

Attention:	Rubin Rapuch
Fax No:	(416) 364-7813
E-mail:	rrapuch@fasken.com

(B)	in the case of notice to Mira:

Mira III Acquisition Corp.

c/o Windsor Capital Advisors Inc.

Suite 300, 5 Hazelton Avenue

Toronto, ON M5R 2E1

Canada

Attention:	Ronald D. Schmeichel
Fax No:	416.972.6208
E-mail:	ron.schmeichel@windsorgp.com

with a copy to:

Wildeboer Dellelce LLP

Wildeboer Dellelce Place

365 Bay Street, Suite 800

Toronto, ON M5H 2V1

Canada

Attention:	Perry Dellelce
Fax No:	416.361.1790
E-mail:	perry@wildlaw.ca

(b)	Any notice, designation, communication, request, demand or other document given or sent or delivered as aforesaid shall: (i) if delivered as aforesaid, be deemed to have been given, sent, delivered and received on the date of delivery; (ii) if sent by mail as aforesaid, be deemed to have been given, sent, delivered and received on the fourth business day following the date of mailing, unless at any time between the date of mailing and the fourth business day thereafter there is a discontinuance or interruption of regular postal service, whether due to strike or lockout or work slowdown, affecting postal service at the point of dispatch or delivery or any intermediate point, in which case the same shall be deemed to have been given, sent, delivered and received in the ordinary course of the mail, allowing for such discontinuance or interruption of regular postal service, and (iii) if sent by facsimile or other means of electronic communication, be deemed to have been received on the business day of the sending if sent during normal business hours (otherwise on the following business day).

Miscellaneous

29.	This Letter of Intent, the Transaction Documents and other agreements contemplated herein and therein, if entered into, shall be governed in all respects, including validity, interpretation and effect, by laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflicts of laws thereof and the undersigned hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of any matter arising hereunder or in connection herewith.

30.	The Letter of Intent shall become effective as of the date of acceptance by Wind Power as set forth on the signature page. This Letter of Intent is intended as an expression of the mutual intention of the parties to proceed towards settling the Transaction Documents including the Definitive Agreement and is not an offer or a contract or commitment having legal effect except with respect to Sections 5, 12 to 18 (inclusive) and Sections 20 to 35 (inclusive) which are intended to be binding and have legal effect and, in respect of which covenants, the parties acknowledge having received valuable consideration. The binding obligations of this Letter of Intent will be binding upon, and will enure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. No assignment of this Letter of Intent will be permitted without the consent of the other party.

31.	This Letter of Intent may be executed in counterparts and evidenced by a facsimile copy thereof and all such counterparts or facsimile counterparts shall constitute one document.

32.	All monetary amounts contemplated by this Letter of Intent shall be in Canadian dollars, unless otherwise described.

33.	Each party will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered such further documents, assurances or things, and secure all necessary consents and authorizations, as may be reasonably requested by any other party for the more complete and perfect observances and performance of the terms of this Letter of Intent.

34.	This Letter of Intent constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all previous communications, representations, understandings, and agreements, either oral or written, with respect to such subject matter.

35.	This Letter of Intent may be amended or modified only by a separate agreement in writing signed by each party. No act or failure to act or delay in the enforcement of any right by either party hereunder constitutes a waiver of any right by such party under this Letter of Intent, and any such act, failure to act or delay does not constitute an approval of or acquiescence in any breach or continuing breach by the other party under this Letter of Intent except as expressly agreed to in writing; and no waiver of any breach of any provision of this Letter of Intent constitutes a waiver of any proceeding, continuing or succeeding breach of such provisions or of any other provision of this Letter of Intent.

[Remainder of page left blank intentionally. Signature page follows]

If the terms of this Letter of Intent are acceptable, please communicate your acceptance by executing the duplicate copy hereof in the appropriate space below and returning such executed copy to us prior to 7:00 pm (Toronto time) on January 15, 2014, at the address set out above.

Yours very truly,

MIRA III ACQUISITION CORP.

By:	/s/ Ronald D. Schmeichel
	Name:	Ronald D. Schmeichel
	Title	President and Director

The terms of this Letter of Intent are hereby accepted as of the 15th day of January, 2014.

WIND POWER HOLDINGS, INC.

By:	/s/ Elliot J. Mark
	Name:	Elliot J. Mark
	Title	Vice President

SCHEDULE A

LIST OF SUBSIDIARIES

Northern Power Systems, Inc.

Northern Power Systems AG

Northern Power Systems S.r.l.